ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Filed in the office of	Document Number
Ross Miller Secretary of State State of Nevada	20080038774-29
	Filing Date and Time 01/18/2008 2:22 PM
	Entity Number C9914-2004

Certificate of Change Pursuant to NRS 78.209

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209
For Nevada Profit Corporations

1. Name of corporation:

(QV) QUANTUM VENTURES,INC.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares at the par value, if any, of each class or series, if any, of shares before the change:

350,000,000 COMMON SHARES PAR VALUE $0.001
10,000,000 PREFERRED SHARES PAR VALUE $0.001

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

400,000COMMON SHARES PARVALUE $0.001
10,000,000 PREFERRED SHARES PARVALUE $0.001

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

AFTER THE SHARE SPIT THERE WILL BE 117,200,000 COMMON SHARES ISSUED AND OUTSTANDING.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

FRACTIONAL SHARES WILL BE ROUNDED OFF

7. Effective date of filing (optional):

(must not be later than 90 days after the certificate is filed)

8. Officer Signature: X

Signature Title

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State AM 78.209 2007
Revised 01/01/2007